EXHIBIT 20

                              OFFICER'S CERTIFICATE
                        ANNUAL STATEMENT AS TO COMPLIANCE

          I, Donald Coombe, Vice President - Loan Servicing of The Money Store Investment Corporation, a New Jersey Corporation (the "Company"), do hereby certify that:

As servicer under the Pooling and Servicing Agreement dated as of February
          28, 1999 (the "Agreement") with respect to The Money Store SBA Loan-Backed Adjustable Rate Certificates, Series 1999-1; (i) the Company has fully complied with the provisions of Article V and VII,
          (ii) a review of the activities of the Company during the preceding calendar year and of performance under the Agreement has been made under my supervision, and (iii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout such year.

          The Company has provided this Officer's Certificate to those parties listed in Section 7.04 of the Agreements.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of March 24, 2000.


                                 /S/ DONALD COOMBE
                                ------------------------------
                                 Donald Coombe
                                 Vice President - Loan Servicing
                                 The Money Store Investment Corporation

                         INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
The Money Store Investment Corp. and
The Money Store Commercial Mortgage, Inc. d/b/a
    First Union Small Business Capital

We have examined management's assertion, included in the accompanying management assertion, that, except for the noncompliance with minimum servicing standard
I.3. described in the third paragraph, The Money Store Investment Corp. and The Money Store Commercial Mortgage, Inc. d/b/a First Union Small Business Capital (a wholly-owned subsidiary of First Union National Bank) (the Company) complied with the minimum servicing standards relating to its servicing of business loans, set forth in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), except minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 1999. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

Our examination disclosed the following material noncompliance with minimum servicing standard I.3. applicable to the Company during the year ended December 31, 1999 that requires that each custodial account be maintained in a federally insured depository institution in trust for the applicable investor. While all custodial accounts are maintained in a federally insured depository institution, the accounts are lacking the appropriate "in trust for" designations. Management is in the process of correcting the custodial accounts to contain the appropriate "in trust for" designations.

In our opinion, except for the material noncompliance described in the third paragraph, the Company complied in all material respects with the aforementioned applicable minimum servicing standards relating to its servicing of business loans as of and for the year ended December 31, 1999.

                                                              /s/ KPMG LLP


March 20, 2000

                             MANAGEMENT'S ASSERTION



As of and for the year ended December 31, 1999, The Money Store Investment Corp. and The Money Store Commercial Mortgage, Inc. d/b/a First Union Small Business Capital (the Company) has complied in all material respects with the minimum servicing standards relating to its servicing of business loans, set forth in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), except minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, and except for the noncompliance with minimum servicing standard I.3., described in the following paragraph.

The Company was not in compliance with minimum servicing standard I.3. that requires that each custodial account be maintained at a federally insured depository institution in trust for the applicable investor. While all custodial accounts are maintained in a federally insured depository institution, the accounts are lacking the appropriate "in trust for" designations. Management corrected the custodial accounts to contain the appropriate "in trust for" designation in February, 2000.

As of and for the year ended December 31, 1999, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $200 million and $20 million, respectively.





         /S/  JOHN L. GUY, JR.                             MARCH 20, 2000
--------------------------------------------               --------------
                    John L. Guy, Jr.                           Date
      The Money Store Investment Corp; and
The Money Store Commercial Mortgage, Inc. d/b/a
        First Union Small Business Capital




         /S/  DONALD W. COOMBE                                MARCH 20, 2000
--------------------------------------------                  --------------
                  Donald W. Coombe                                     Date
      The Money Store Investment Corp; and
The Money Store Commercial Mortgage, Inc. d/b/a
        First Union Small Business Capital